Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call – Q1 2019
Comments of Eric R. Marchetto
Senior Vice President and Group President, TrinityRail
April 25, 2019
Thank you, Tim, and good morning everyone!
I am very pleased with the performance the TrinityRail team delivered during the quarter. This has started our year with positive momentum. The team achieved improved pricing and operational efficiencies which yielded higher quarter over quarter operating segment margins for both the leasing company and our manufacturing business. As Tim mentioned, the general sense of economic uncertainty prevalent in our commercial markets earlier this year has begun to clear - an encouraging indicator of the overall health of the business environment.
Severe weather negatively impacted railcar loadings during the first quarter and lasting infrastructure damage continues to hinder rail traffic in some parts of North America. Nevertheless, inquiry levels continue at a good pace, in terms of number of railcars and number of quotations. We expect railcar loadings to recover in the coming months. We believe the various geo-political events, macro-economic concerns, and the effects of the federal government shutdown, all of which clouded the market outlook earlier in the year, are now having less of an impact on our customers’ shipping and railcar sourcing decisions.
The TrinityRail commercial and portfolio teams delivered a solid first quarter to start the year - maintaining lease utilization at a healthy level of 98.4% and achieving renewal success in line with our historical averages. Our railcar lease rates for new originations, assignments and renewals, and pricing for new equipment purchases exceeded our expectations. As a result, we continue to forecast our average lease rate for the wholly and partially owned railcar portfolio will improve year over year.
During the first quarter, TrinityRail received orders for 3,000 railcars across a broad range of railcar types. This brings our backlog to 26,320 railcars with a value of $3.3 billion. We expect to deliver approximately 60% of the backlog units throughout the remainder of 2019. Those units account for approximately 83% of the midpoint of our annual unit guidance. As reflected in our quarter-end report, we removed 3,050 small cubed covered hoppers from our backlog with a value of $240 million. These railcars were committed to a frac sand customer for our lease fleet for delivery in 2020 and beyond. The economics of this termination are still under negotiation with the lessee. This car type now represents approximately 1% of our remaining backlog.
TrinityRail Leasing and Management Services continued to make progress on our objective to grow the lease fleet. During the first quarter, our owned, partially owned and managed lease fleet grew to over 122,700 railcars -- principally through captive originations. Over the years, we have consistently proven to be the leader in new railcar lease originations. The tangible and intangible benefits of sourcing new railcars from our Rail Products business are significant factors in enhancing shareholder value through the integrated rail platform. Commercially, it allows us to capitalize on market opportunities by rapidly deploying existing assets to emerging opportunities, while augmenting our fleet in direct alignment with demand when customer needs surpass the existing railcar supply. Financially, our lower cost basis of the asset is reflected in the equipment value on our balance sheet, thus enhancing earnings and returns for shareholders throughout the life of the railcar.

The TrinityRail Products team also delivered a solid quarter. In the first three months of the year, the team delivered 4,505 new railcars across a broad array of product types as a result of several successful line changeovers. The Rail Products Group achieved an operating margin of 8.4%, an improvement from 6.3% in the fourth quarter of 2018. The improvement in margin was primarily due to favorable railcar product mix, improved pricing in railcars delivered from the backlog, and growth in the railcar Maintenance Services business. We expect operating profit will improve through the year as we gain operating leverage with increasing volumes.
We are focused on investing in the differentiation of our integrated platform’s products and services. As a leading railcar owner, railcar manufacturer, and experienced railcar services provider, the breadth and depth of our integrated platform is unmatched in the industry. Our multi-faceted relationships with North American rail shippers, railroads, and lessors provide the organization with unique insights into rail shippers’ needs and the performance of railcars in the field. This constant flow of information creates an invaluable feedback loop and we have initiatives underway across our platform to leverage this feedback to improve our products and services and deliver greater value to our customers.
In our leasing organization, I am particularly proud to highlight our increasingly impactful efforts to build scale through digital transformation and continuous improvement of our operational processes. Investments in relationship management tools and process improvements, data and analytics and developing our people - all done with an intense focus on delivering an outstanding customer experience. These efforts are paying off!
In our Products organization, we have realized the early success of several new railcar types that we highlighted on our fourth quarter conference call, including refrigerated box cars, mill gons, our innovative Hourglass Autorack, and an intermodal railcar. Collectively, these new products are expected to contribute approximately $250 million of the segment’s gross revenues in 2019. I expect demand for these products to continue in the years to come. TrinityRail continues to invest in product development efforts to convert our unique market view into better products that create more value for rail shippers and drive greater efficiency in the rail ecosphere.
We also continue to invest resources in our Maintenance Services business as part of our strategic initiatives. This business has experienced year over year organic growth of more than 50% in quarterly revenues, led by the growth of railcar modifications and our auto rack service center. Our team is making great strides towards increasing our capacity in our existing maintenance facilities to accommodate more railcars, as well as identifying plans to expand our geographic presence for better and faster service of our lease fleet. We view our Maintenance Services business as an important differentiator for our platform.
In closing, we are highly focused on operational execution and increasing the value proposition to our customers by offering differentiated products and services. We will continue to invest in the business that will drive our performance in the future. The TrinityRail integrated platform is built to deliver for all of our stakeholders - ultimately creating value for our customers, our employees and our shareholders.
I’ll now turn it over to Melendy to discuss the financial guidance and update on our strategic financial objectives.